Exhibit 23.2

Deloitte

Galaz, Yamazaki,

Ruiz Urquiza, S.C.

Paseo de la Reforma 505

Colonia Cuauhtemoc

06500 Ciudad de Mexico

Mexico

Tel; +52 (55) 5080 6000

www.delotitte.com/mx

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (Registration No. 333-150982) of our reports relating to the financial statements and financial statement schedules of Southern Copper Corporation, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting, dated March 1, 2017, appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2016.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Miguel Angel Andrade Leven

C.P.C. Miguel Angel Andrade Leven
Mexico City, Mexico

May 19, 2017